EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 28, 2012 by and between Stratus Media Group, Inc. (the “Company”), a Nevada corporation, with its principal office at 3 E. De La Guerra St, Santa Barbara California 93101, and Paul Feller (“Consultant”) (collectively with the Company, the “Parties,” and each individually, a “Party”), with reference to the following facts:

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to engage the Consultant to provide certain consulting services to the Company, and the Consultant desires to render such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Company and Consultant agree as follows:

1.                Engagement of Consultant. The Company hereby engages Consultant to provide consulting services pursuant to this Agreement, and the Consultant hereby accepts such. Consultant acknowledges and agrees that Consultant shall provide such services on a first-priority basis and will not participate in efforts that are competitive to this Agreement.

2.                Services. Consultant's services shall be rendered in the area of business development, fundraising and the evaluation of asset/event acquisition for Company and shall be done at the direction of the board of directors. In addition, Consultant shall assist with Company related litigation, including the ongoing shareholder securities actions pending in the Santa Barbara Superior Court.

3.                Professional Manner. Consultant agrees to render all services generally and customarily performed in similar capacities in a professional manner in accordance with specifications furnished by Company. Consultant shall promptly comply with all instructions, directions, requests, rules, and regulations of Company in connection with Consultant's services to be rendered under this Agreement.

4.                Compensation. Provided Consultant renders services in accordance with this Agreement and subject to Company raising at least Two Million Dollars ($2,000,000) in funding within four (4) months of execution of this agreement, Company will pay to Consultant the monthly sum of Twenty Thousand Eight Hundred and Thirty Three Dollars ($20,833), during the twenty-four (24) month term. Said payments to be made at the end of each month.

5.                Expenses. Company will only reimburse the Consultant for expenses (1) that were pre-approved by the board of directors in writing, and (2) only upon presentation of expense vouchers or statements or such other supporting information as the Company may require (the “Expense Report”).

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6.                Term. The term of this agreement is twenty-four (24) months. The foregoing notwithstanding and as set forth in section 4 above, in the event Company does not raise at least Two Million Dollars ($2,000,000) in funding within four (4) months of execution of this agreement, then Company shall have the right to terminate this agreement with thirty days (30) written notice to Consultant.

7.                Written Reports. Company may request data and reports from Consultant from time to time. The reports shall be in such form, and include such information and data that is reasonably requested by the Company.

8.                Intellectual Property. All right, title and interest in the material, work, results and data developed under this Agreement, including all elements thereof, will at all times belong solely and exclusively to Company for use in any manner or media it may make or authorize throughout the world in perpetuity. Similarly, any and all materials, ideas, or other creative and literary property and Consultant's adaptations and arrangements thereof will belong solely and completely to Company for any use it may thereafter see fit. Any and all inventions, discoveries, developments and innovations conceived by the Consultant during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Consultant hereby assigns all right, title, and interest in the same to the Company, and Consultant's services shall be deemed those of an employee for hire for copyright purposes. For avoidance of doubt, the results and proceeds of Consultant's services hereunder, including, without limitation, any works of authorship resulting from his services during the Term will be works-made-for hire and Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Company determines in its sole discretion without any further payment to Consultant. If, for any reason, any of such results and proceeds will not legally be deemed a work-for-hire, then Consultant hereby irrevocably assigns and agrees to assign any and all of his right, title and interest thereto, including, without limitation, any and all intellectual property rights, copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to Company, and Company will have the right to use the same in perpetuity throughout the universe without any further payment to Consultant. Consultant will use best efforts in cooperating with all requirements or requests by Company and by law to ensure any intellectual property rights contemplated by this Agreement are assigned to Company.

9.                Confidentiality. For purposes of this Agreement, "Confidential Information" shall mean: (a) all information regarding the Company and its current and future subsidiaries, affiliates, related entities and investments that is or is intended to be confidential by the Company, including without limitation, business plans, marketing plans, business development and expansion, financial statements and financial information, products, services, vendors, suppliers, customers, contracts, forecasts, projections, sales, marketing and employees and consultants of the Company, and any proprietary, trade secret, or other information that is not in the public domain, as well as any attorney-client privileged or work product information; and (b) information of any third party with respect to which the Company is under obligation to keep confidential; but excluding information that is held not to be confidential by court order.

(a)              Consultant agrees that he will maintain the Confidential Information in strictest confidence will not disclose the Confidential Information to any person and will not use the Confidential Information except to assist the Company, and its designated agents, including its attorneys, as contemplated by this Agreement. Consultant shall immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist the other party in remedying any such unauthorized use or disclosure of the other party's Confidential Information.

(b)             A disclosure by Consultant of Confidential Information shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes if such disclosure is: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of the parties under this Agreement; provided, in any case, that Consultant shall provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent disclosure of the Confidential Information.

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(c)              The provisions of this Section 9 shall survive any termination of Consultant's engagement under this Agreement.

10.             Miscellaneous; Arbitration.

(a)              No Violation of Other Agreements. Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound.

(b)             Independent Contractor: Limitation of Liability. The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or his agents as an employee or agent of the Company. Consultant is responsible for all reporting of any / all taxes in their jurisdiction that may be due for compensation paid for service rendered under this agreement. Consultant has no power or authority to bind the Company, and shall not make any representation or statement that he has such power.

(c)              Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States Postal Depository. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

(d)             Assignment. Neither party may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other party, provided that the Company may assign its rights and obligations under this Agreement to any successor by merger or consolidation, to any purchaser of all or substantially all of the assets of the Company or to any subsidiary or parent of the Company.

(e)              Severability. The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

(f)              Counterparts: Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

(g)             Headings. The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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(h)             Arbitration. All claims or disputes between the Company and Consultant arising out of or relating to this Agreement, or the breach thereof, except those claims that may not as a matter of law be subject to arbitration, shall be decided by final and binding arbitration in accordance with the American Arbitration Association, Employment Arbitration Rules and Mediation Procedures (the "AAA Employment Rules"), which can be found at http://www.adr.org and are incorporated herein by this reference; further, Consultant represents and warrants that, before signing this Agreement, he has had an opportunity to review the AAA Employment Rules online. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim or filing any other complaint or charge with a government agency, for example, the Equal Employment Opportunity Commission. Moreover, nothing in this Agreement prohibits either party from seeking temporary injunctive or other equitable relief in aid of arbitration from a court of competent jurisdiction. A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; provided, however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Employment Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a California state court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Rules of Civil Procedure. Consultant will be required to pay an arbitration fee to initiate any arbitration equal to what Consultant would be charged as a first appearance fee in court, and, except as so provided, the Company agrees to pay the costs and fees of the arbitrator, to the extent required by law.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT OR TO PARTICIPATE IN A CLASS ACTION. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL OR IN A CLASS ACTION.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Stratus Media Group, Inc.

By: /s/ Jerry Rubinstein
Name: Jerry Rubinstein, on behalf of the Company

Date: June 28, 2012

CONSULTANT:

/s/ Paul Feller
Paul Feller

Date: June 28, 2012

Signature page to Consulting Agreement between
Stratus Media Group, Inc. and Paul Feller

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